UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2022

Date of Report (Date of earliest event reported)

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-27507	37-1867101
(Commission File Number)	(I.R.S. Employer Identification No.)

11940 Jollyville Road, Suite 300-N

Austin, Texas  78759

(Address of principal executive offices)

(512) 402-8550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CTEK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 23, 2022, CynergisTek, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clearwater Compliance LLC, a Tennessee limited liability company (the “Parent”), and Clearwater Compliance Acquisition Company I, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”). The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by the Parent at a price of $1.25 per share of the Company’s common stock, par value $0.001 (each, a “Share”), in cash, without interest and subject to deduction for any required withholding tax (the “Merger Consideration”), through the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. The Parent is a portfolio company of funds affiliated with Altaris Capital Partners, LLC (“Altaris”). The Company’s Board of Directors (the “Board”) has unanimously approved the Merger and the Merger Agreement and recommended that stockholders approve and adopt the Merger Agreement and approve the Merger, and the Company has agreed to hold a meeting of its stockholders to submit the Merger Agreement and the Merger to its stockholders for their consideration.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned by any subsidiary of the Company, the Merger Sub, the Parent or any other subsidiary of the Parent immediately prior to the Effective Time (all of which will be canceled) and Shares held by any holder who is entitled to, and who has perfected, appraisal rights under Delaware law) will be automatically converted into the right to receive the Merger Consideration;

•each then-outstanding and unexercised Company stock option shall vest in full and automatically be canceled and converted into the right to receive the excess, if any, of the Merger Consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such stock option is equal to or greater than the Merger Consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect; and

•each Company restricted stock unit that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive the Merger Consideration.

Also, at or prior to the Effective Time, any outstanding but unexercised warrants to purchase Shares shall be cancelled and, in certain circumstances, payment therefor will be paid to such warrant holders in accordance with the terms of their respective warrants.

Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger Agreement by the Company’s stockholders, and (ii) the absence of governmental injunctions or other legal restraints prohibiting the Merger. In addition, the obligation of each party to consummate the Merger is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain materiality exceptions), and material compliance by the other party with its covenants under the Merger Agreement. The Parent’s obligations under the Merger Agreement are not subject to any financing condition.

Concurrently with the execution of the Merger Agreement, an affiliate of Altaris entered into an equity commitment letter, pursuant to which, upon the terms and subject to the conditions set forth therein, such affiliate committed to invest in the Parent, directly or indirectly, the cash amount set forth therein for the purpose of funding the aggregate purchase price due at the Effective Time. The Company is a third-party beneficiary with respect to certain enforcement rights under the equity commitment letter.

Mac McMillan, Chief Executive Officer of the Company, and Paul Anthony, Chief Financial Officer of the Company, have entered into a voting agreement (the “Voting Agreement”) pursuant to which they have agreed, among other things, to vote their Shares in favor of the Merger Agreement and the Merger.

The Merger Agreement contains customary representations and warranties from both the Company, on the one hand, and the Parent and the Merger Sub, on the other hand. It also contains customary covenants, including covenants providing for each of the Company and the Parent to use its reasonable best efforts to cause the Merger to be consummated, and covenants requiring the Company, among other things, (i) to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Effective Time, and (ii) not to engage in specified types of transactions during such period.

During the period (the “Go-Shop Period”) beginning on May 23, 2022 and continuing until 11:59 p.m., Eastern time on (a) June 21, 2022 (30 days) (the “No-Shop Period Start Date”) or (b) June 26, 2022 (35 days) (the “Excluded Party No-Shop Period Start Date”) with respect to an Excluded Party (as defined below), the Company and its affiliates and their respective representatives have the right to: (i) solicit any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement); (ii) subject to the entry into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), furnish to any third person and its representatives any information (including non-public information) relating to the Company, its subsidiaries or any of its affiliates or afford to any such third person (and such representatives) access to the business, properties, assets, books, records or to any personnel of the Company and its subsidiaries; and (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any third person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal.

“Excluded Party” means a third party from whom the Company received an Acquisition Proposal prior to the No-Shop Period Start Date and which Acquisition Proposal the Board determines (prior to the No-Shop Period Start Date) in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement).

Beginning on the No-Shop Period Start Date (or with respect to an Excluded Party, the Excluded Party No-Shop Period Start Date) until the earlier of the Effective Time of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any Acquisition Proposal, participate in discussions and negotiations with third parties regarding any Acquisition Proposal and provide nonpublic information to such third parties, provided that if the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of the no-shop restrictions, the Company may furnish information and provide access to such third party and participate in discussions or negotiations with such third party, subject to certain restrictions set forth in the Merger Agreement.

The Merger Agreement provides for certain termination rights for both the Company and Parent, as well as the payment of termination fees in certain cases. The Merger Agreement provides that Parent will be required to pay the Company a termination fee of $710,000 upon termination of the Merger Agreement under certain circumstances. The Company will be required to pay Parent a fee of $470,000 upon termination of the Merger Agreement under certain circumstances, including the termination by the Company to accept a Superior Proposal. However, the Company’s termination fee in such instance would be $710,000 if the Superior Proposal was with respect to the entry into a definitive acquisition agreement with (i) a third party prior to the No-Shop Period Start Date, or (ii) an Excluded Party prior to the Excluded Party No-Shop Period Start Date.

If the Merger is consummated, the Shares will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 9.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Parent, the Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, the Parent, the Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 23, 2022, the Board adopted an Amendment (the “Bylaw Amendment”) to the Company’s By-Laws (the “Bylaws”). The Bylaw Amendment, which was effective upon adoption by the Board, designates the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware as the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation, as amended, or the Bylaws (as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01.Regulation FD Disclosure.

On May 23, 2022, the Company issued a press release announcing its entry into the Merger Agreement. A copy of that press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 and in Exhibit 99.1 attached hereto is furnished pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.Other Events.

Also on May 23, 2022, the Company distributed an Employee FAQ communication to its employees, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.  See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of May 23, 2022, among CynergisTek, Inc., Clearwater Compliance LLC, and Clearwater Compliance Acquisition Company I*
3.1	Amendment to By-Laws of CynergisTek, Inc.
9.1*	Voting Agreement dated May 23, 2022
99.1	Press Release of CynergisTek, Inc. dated May 23, 2022
99.2	Employee FAQ
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* Schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company agrees to furnish supplementally a copy of any omitted schedule to the staff of the SEC upon request

Cautionary Note Regarding Forward-Looking Statements

Statements in this filing regarding the proposed transaction between the Parent and the Company, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “will,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk that the proposed Merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock; the failure to satisfy all of the closing conditions of the proposed Merger, including the approval of the Merger Agreement by the Company’s stockholders; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the proposed Merger on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others; risks that the proposed Merger may disrupt the Company’s current plans and business operations; potential difficulties retaining employees as a result of the proposed Merger; risks related to the diverting of management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed Merger; risks relating to product development and commercialization, limited demand for the Company’s products and services, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, acquisition-related risks; and other factors discussed in the Company’s most recent quarterly and annual reports filed with the SEC. In addition, the forward-looking statements included in this filing represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). The proposed Merger and the Merger Agreement described above will be submitted to the Company’s stockholders for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available.  The Company may also file other relevant documents with the SEC regarding the proposed Merger.  STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN

THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company, once such documents are filed with the SEC, through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement and such other documents from the Company by contacting the Investor Relations department via e-mail at InvestorRelations@cynergistek.com or by calling (512) 402-8550 x7.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger. A list of the names of such directors and executive officers and information concerning such participants’ ownership of the Company’s common stock is set forth in the Company’s definitive proxy statement on Schedule 14A for the 2021 annual meeting of stockholders, filed with the SEC on August 26, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such proxy statement, and by the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022 (as amended on Form 10-K/A, filed with the SEC on April 29, 2022). Additional information about the direct or indirect interests, by security holdings or otherwise, of those participants will be included in the definitive proxy statement and other documents filed with the SEC regarding the proposed Merger, if and when they become available.  Free copies of these materials may be obtained as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNERGISTEK, INC.

Date:	May 23, 2022
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer